UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
( ) Form 3 Holdings Reported
( ) Form 4 Transactions Reported
1. Name and Address of Reporting Person
   DeSantis, Michael J.
   10750 Columbia Pike
   Silver Spring, MD  20901
2. Issuer Name and Ticker or Trading Symbol
   Choice Hotels International, Inc.
   CHH
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   12/31/99
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Sr. Vice President, Secretary and General Counsel
7. Individual or Joint/Group Reporting (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
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Common Stock                 |--    |--  |--                |-- |--         |4,990              |D     |                           |
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Common Stock                 |--    |--  |--                |-- |--         |224                |I     |401(k) Plan                |
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Common Stock                 |--    |--  |--                |-- |--         |6,587              |I     |Non-Qualified Plan         |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
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Common Stock Option (Rig|$12.625 |2/1/9|A   |25,500     |A  |(1)  |2/1/0|Common Stock|25,500 |       |75,343      |D  |            |
ht to Buy)              |        |9    |    |           |   |     |9    |            |       |       |            |   |            |
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Incentive Stock Option  |$12.625 |2/1/9|A   |8,500      |A  |(1)  |2/1/0|Common Stock|8,500  |       |26,103      |D  |            |
                        |        |9    |    |           |   |     |9    |            |       |       |            |   |            |
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Explanation of Responses:
Note 1: Such options vest in three equal annual installments beginning on 2/1/00.
SIGNATURE OF REPORTING PERSON
Michael J. DeSantis
DATE
2/3/00